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Exhibit 99.1

STONE CONTAINER CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

We expect to merge the operations of Stone Container and JSC (U.S.) in the near future, principally to simplify and consolidate debt financing activities. JSCE, which is a holding company that conducts its operations through its wholly-owned subsidiary, JSC (U.S.), will merge with and into JSC (U.S.), with JSC (U.S.) as the surviving company, prior to the proposed merger of Stone Container and JSC (U.S.). As a result, the financial data presented for JSC (U.S.) in the following unaudited pro forma financial statements is the same as for JSCE.

        The following unaudited pro forma condensed consolidated statements of operations were prepared to illustrate the estimated effects of an offering of new senior notes and the application of the proceeds therefrom and the proposed merger of Stone Container and JSC (U.S.), as if these transactions had occurred as of the beginning of the periods presented. The following unaudited pro forma condensed consolidated balance sheet was prepared as if these transactions had occurred as of March 31, 2004.

        The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Stone Container and JSCE.

        The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if the offering of the new senior notes and the application of the proceeds therefrom and the proposed merger of Stone Container and JSC (U.S.) had in fact occurred at such dates or to project our financial position or results of operations for any future date or period.

STONE CONTAINER CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	March 31, 2004
	Stone Container Historical	Offering Adjustments			Proposed Merger Adjustments(d)		Stone Container Pro Forma
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$4	$			$6		$10
Receivables	243				335		547
					(31	)(b)
Inventories	500				223		723
Deferred income taxes	140				13		153
Prepaid expenses and other current assets	35				19		54

Total current assets	922				565		1,487
Property, plant and equipment, net	3,508				1,354		4,862
Timberland, net	42				2		44
Goodwill	3,117				184		3,301
Note receivable from SSCC					600		600
Other assets	219		3	(a)	149		371

	$7,808		$3		$2,854		$10,665

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Current maturities of long-term debt	$16		$(10	)(a)	$266		$$272
Accounts payable	322				254		545
					(31	)(b)
Other accrued liabilities	270				196		466

Total current liabilities	608		(10	)(a)	685		1,283
Long-term debt, less current maturities	3,288		11	(a)	1,309		4,608
Other long-term liabilities	671				390		1,061
Deferred income taxes	538		1	(a)	456		995
Stockholder's equity:
Common stock and additional paid-in capital	3,016				1,193		4,209
Retained earnings (deficit)	(194)		1	(a)	(1,009)		(1,202)
Accumulated other comprehensive income (loss)	(119)				(170)		(289)

Total stockholder's equity	2,703		1		14		2,718

	$7,808		$3		$2,854		$10,665

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

STONE CONTAINER CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Stone Container Historical	Offering Adjustments			Proposed Merger Adjustments(d)		Stone Container Pro Forma
	(In millions)
Three Months Ended March 31, 2004:
Net sales	$1,275	$			$907		$1,942
					(240	)(c)
Cost of goods sold	1,166				824		1,750
					(240	)(c)
Selling and administrative expenses	118				82		200
Restructuring charges	10				5		15

Loss from operations	(19)				(4)		(23)
Interest expense, net	(59)		1	(a)	(27)		(85)
Interest income from SSCC					20		20
Other income (expense) — net	4				1		5

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(74)		1		(10)		(83)
Benefit from income taxes	29				4		33

Income (loss) from continuing operations before cumulative effect of accounting change	$(45)		$1		$(6)		$(50)

Year Ended December 31, 2003:
Net sales	$5,051	$			$3,651		$7,722
					(980	)(c)
Cost of goods sold	4,430				3,222		6,672
					(980	)(c)
Selling and administrative expenses	528				355		883
Restructuring charges	94				21		115
Loss on sale of assets					5		5

Income (loss) from operations	(1)				48		47
Interest expense, net	(237)		5	(a)	(104)		(336)
Interest income from SSCC					80		80
Gain (loss) from early extinguishment of debt	(1)		2	(a)	(2)		(1)
Other income (expense) — net	(44)				3		(41)

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(283)		7		25		(251)
(Provision for) benefit from income taxes	116		(3	)(a)	(5)		108

Income (loss) from continuing operations before cumulative effect of accounting change	$(167)		$4		$20		$(143)

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

STONE CONTAINER CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Offering Adjustments

(a)
To reflect the effects of the new senior notes offered at an assumed interest rate of 7.625% and the repayment of the outstanding 11.5% senior notes due August 15, 2006 and a portion of the Tranche B term loan:

Balance Sheet	March 31, 2004
New borrowings:
7.625% senior notes due 2014	$200
Repayments of debt:
11.5% senior notes due August 15, 2006 (plus unamortized premium of $2 million)	187
Tranche B term loan, due June 30, 2009	12

Total debt to be repaid	199

Net increase to total debt	$1

  Net increase to debt of $1 million includes $3 million used to pay debt issuance costs related to these refinancing transactions, less a $2 million debt premium. The gain on early extinguishment of debt of $2 million has been included in the year ended December 31, 2003 pro forma statement of operations, with the related after-tax impact included in the pro forma balance sheet.

  A reclassification adjustment of $10 million was made to properly state the current and long-term portions of total debt.

Statements of operations	Year Ended December 31, 2003	Three Months Ended March 31, 2004
Interest expense on the new 7.625% senior notes due 2014	$15	$4
Amortization of new deferred debt issuance cost	1
Elimination of amortization of debt premium	1
Less interest expense on extinguished debt	(22)	(5)

Net interest expense decrease	$(5)	$(1)

  Income tax effects are recorded assuming a 39% tax rate.

Proposed Merger Adjustments

(b)
To eliminate the effects of accounts receivables and accounts payables between Stone Container and JSC (U.S.).

(c)
To eliminate the effects of sales transactions between Stone Container and JSC (U.S.).

(d)
To incorporate, except for adjustments (b) and (c), the JSC (U.S.) balance sheet and income statements into Stone Container in connection with the proposed merger. Stone Container and JSC (U.S.) are entities under common control and, therefore, the historical cost basis of the acquired entity, JSC (U.S.), carries over into the combined entity.

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STONE CONTAINER CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
STONE CONTAINER CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET